Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-179497 on Form S-4 of our report dated May 9, 2012 (June 7, 2012 as to the effects of the retrospective presentation of separate consolidated and combined statements of comprehensive (loss) income as discussed in Note 2) relating to the consolidated financial statements of Dynacast International Inc. and subsidiaries as of December 31, 2011 and for the period from July 20, 2011 to December 31, 2011 and the combined financial statements of the Predecessor for the period from January 1, 2011 to July 19, 2011, which report expresses an unqualified opinion and includes explanatory paragraphs referring to the fact that the results of the Predecessor may not necessarily be indicative of all conditions that would have existed or the results of operations and cash flows if the Predecessor had been operated as a stand-alone company and that the consolidated and combined financial statements have been retrospectively adjusted for the presentation of separate consolidated and combined statements of comprehensive (loss) income, appearing in the Prospectus, which is part of this registration statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte and Touche LLP

Charlotte, North Carolina

June 7, 2012